                                                                    EXHIBIT 21.1

            SUBSIDIARIES OF SOUTHWEST BANCORPORATION OF TEXAS, INC.


1.  Southwest Holding Delaware, Inc.                               Delaware
2.  Southwest Bank of Texas National Association*               United States
3.  First National Bank of Bay City (57.834% ownership)*        United States
4.  Mitchell Mortgage Company L.L.C.**                              Texas
5.  SWBT Insurance Agency, Inc.**                                   Texas
6.  SWBT Securities, Inc.**                                         Texas
7.  Southwest/Catalyst Capital, Ltd. (99% ownership)**              Texas
8.  Fairview, Inc.**                                                Texas


 *  Subsidiary of Southwest Holding Delaware, Inc.
**  Subsidiary of Southwest Bank of Texas National Association